Exhibit 4.21

BLACK HILLS POWER, INC.

TO

THE BANK OF NEW YORK MELLON,

As Trustee

SECOND

SUPPLEMENTAL INDENTURE

Dated as of October 27, 2009

Supplemental to Restated and Amended

Indenture of Mortgage and Deed of Trust

Dated as of September 1, 1999

First Mortgage Bonds, 6.125%

Series AF Due 2039

SECOND SUPPLEMENTAL INDENTURE, dated as of the 27th day of October, 2009, between Black Hills Power, Inc. (formerly known as Black Hills Corporation), a corporation duly organized and existing under the laws of the State of South Dakota (the “Company”) and THE BANK OF NEW YORK MELLON, a corporation organized and existing under the laws of the State of New York, as Trustee under the Indenture hereinafter mentioned (the “Trustee”).

WHEREAS, in order to secure an authorized issue of First Mortgage Bonds of the Company, the Company has executed and delivered a Restated and Amended Indenture of Mortgage and Deed of Trust to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the successor of which is The Bank of New York Mellon), dated as of September 1, 1999, as supplemented and amended by a First Supplemental Indenture, dated as of August 13, 2002 (as so amended the “Indenture”).

WHEREAS, pursuant to the provisions of the Indenture, First Mortgage Bonds are presently outstanding and continue to be secured by the Indenture as follows:

Series	Principal Amount Outstanding

Series Y, 9.49%, due June 15, 2018	$2,520,000
Series Z, 9.35%, due May 29, 2021	19,980,000
Series AC, 8.06%, due February 1, 2010	30,000,000
Series AE, 7.23% due August 15, 2032	75,000,000
$127,500,000

; and

WHEREAS, as permitted by the Indenture, the Company, by resolutions of its Board of Directors duly adopted, has determined to create a new series of bonds to be known as its “First Mortgage Bonds, 6.125% Series AF Due 2039” (herein called the “Series AF Bonds”), to be initially authenticated and delivered in the aggregate principal amount of $180,000,000 in the form, having the characteristics and being entitled to the benefits as in the Indenture or as in this Supplemental Indenture provided; and

WHEREAS, the Company, in exercise of the powers and authority conferred upon and reserved to it under and by virtue of the provisions of the Indenture, and particularly the provisions contained in Articles Two and Sixteen thereof, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Second Supplemental Indenture in the form hereof (herein sometimes referred to as “this Supplemental Indenture”) for the purposes herein provided; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW THEREFORE, in consideration of the premises and of one dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, in order to establish the terms of the Series AF Bonds, the Company hereby further covenants and agrees to and with the Trustee and its successors in the trust under the Indenture for the benefit of all those who shall from time to time hold the Series AF Bonds as follows:

The Company does hereby ratify and confirm its Mortgage and Pledge to the Trustee of all property described in the Indenture and does hereby grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge and set over unto the Trustee, and to its successors and assigns forever, the property described in Annex A to this Supplemental Indenture acquired by the Company and not specifically described under the Indenture which property shall be incorporated into the terms of Exhibit A to the Indenture as if more fully set forth therein.

ARTICLE ONE

DEFINITIONS

SECTION 1.01.              General.  For all purposes of this Supplemental Indenture:

(a)       capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b)       all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c)       the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and

(d)       in the event of a conflict between any definition set forth in the Indenture and any definition set forth in this Supplemental Indenture, the definition set forth in this Supplemental Indenture shall control.

SECTION 1.02.              Definitions.  The following definitions shall apply to this Supplemental Indenture:

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Rapid City, South Dakota, or New York, New York, are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series AF Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series AF Bonds.

“Comparable Treasury Price” means the average of two Reference Treasury Dealer Quotations obtained with respect to any redemption date.

“Depositary” means The Depository Trust Company, a New York corporation, or any successor thereto.

“Global Bond” shall have the meaning set forth in Section 2.05(a) hereof.

“Independent Investment Banker” means RBC Capital Markets Corporation, RBS Securities Inc. or one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means RBC Capital Markets Corporation, RBS Securities Inc. and their successors; provided, however, that if RBC Capital Markets Corporation, RBS Securities Inc. or any of their successors shall cease to be a primary United States government securities dealer (a “Primary Treasury Dealer”), the Company will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, for any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Series AF Bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

ARTICLE TWO

 TERMS AND CONDITIONS OF SERIES AF BONDS

SECTION 2.01.              General.

(a)       There is hereby created a series of Bonds, known as and entitled “First Mortgage Bonds, 6.125% Series AF Due 2039,” and the form thereof shall be as provided in this Supplemental Indenture.

(b)       The aggregate principal amount of Series AF Bonds which may be authenticated and delivered and outstanding under the Indenture and this Supplemental Indenture shall be limited in aggregate principal amount to $180,000,000, except as provided under Section 2.02 of the Indenture.  The Series AF Bonds shall bear interest at the rate of 6.125% per annum until the principal thereof becomes due and payable and shall bear interest on overdue principal (including any overdue mandatory prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 7.125% per annum until such overdue principal, premium or interest shall be paid.  The Series AF Bonds shall mature November 1, 2039.

(c)       The Series AF Bonds shall be registered Bonds without coupons in denominations of $100,000 and any multiples of $1,000 which may be executed by the Company and delivered to the Trustee for authentication and delivery.  The date of commencement of the first interest period for the Series AF Bonds shall be the date of initial authentication and delivery thereof.  The Series AF Bonds shall be dated as provided in Section 2.06 of the Indenture.  All Series AF Bonds shall bear interest from their respective issue dates.  The principal and interest shall be due and payable as provided in the Bond form set forth in Section 2.02 of this Supplemental Indenture.  The principal of, premium, if any, and interest on the Series AF Bonds shall be payable at the principal corporate trust office of the Trustee, in the Borough of Manhattan, The City of New York, in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.  The Series AF Bonds shall be subject to redemption only as provided in Section 2.03 of this Supplemental Indenture and Section 8.08 of the Indenture.

(d)       Without limiting the other indemnities provided to the Trustee, the Company shall indemnify and save the Trustee harmless from any liabilities and costs incurred by the Trustee arising out of the making of the final payment when due of the principal owing on any of the Series AF Bonds without the surrender of such Bond to the Trustee.

(e)       The Trustee is hereby appointed Registrar in respect of the Series AF Bonds, and the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, is hereby designated as the office or agency of the Company in said Borough where notices or demands in respect of Series AF Bonds may be served.

SECTION 2.02.              Form of Bonds.  The text of the Series AF Bonds, and the certificate of authentication of the Trustee to be executed thereon, are to be substantially in the following forms, respectively:

[FORM OF GLOBAL BOND]

Unless this Bond is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any Bond issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Bonds in definitive registered form, this Bond may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

No.	$180,000,000
CUSIP No. 092114 AB3

BLACK HILLS POWER, INC.

FIRST MORTGAGE BOND, 6.125%

SERIES AF DUE 2039

BLACK HILLS POWER, INC. (hereinafter called the “Company”), a corporation organized and existing under the laws of the State of South Dakota, for value received, hereby promises to pay to CEDE & CO., or registered assigns, on the 1st day of November, 2039, at the principal corporate trust office of the Trustee, in the Borough of Manhattan, The City of New York, ONE HUNDRED AND EIGHTY MILLION DOLLARS, in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the date hereof, at the rate of 6.125 percent, per annum (computed on the basis of a 360-day year of 12 thirty-day months), payable at said principal office of the Trustee in like coin or currency semi-annually on May 1 and November 1 in each year until the principal hereof shall have become due and payable, and thereafter if default be made in the payment of such principal and premium, if any, and on any overdue installment of interest, at the rate of 7.125 percent, per annum until the overdue principal, premium or interest shall be paid.

This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee, or its successor as Trustee, under the Indenture.

This Bond is one of an authorized issue of Bonds of the Company known as its “First Mortgage Bonds,” issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by a Restated and Amended Indenture of Mortgage and Deed of Trust, dated as of September 1, 1999, executed by the Company to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the successor to which is The Bank of New York Mellon), as supplemented and amended by a First Supplemental Indenture, dated as of August 13, 2002 and as supplemented and amended by a Second Supplemental Indenture, dated as of October 27, 2009 (said Restated Indenture as so supplemented and amended being hereinafter collectively called the “Indenture”), to which Indenture and all further instruments supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the holders of said Bonds and the coupons appurtenant to coupon Bonds, if any, and of the Trustee and of the Company in respect of such security, and the terms and conditions upon which said Bonds are and are to be issued and secured.

To the extent permitted by the Indenture and as provided therein, with the consent of the Company and upon the written consent or affirmative vote of at least sixty-six and two-thirds percent in principal amount of the Bonds then outstanding and entitled to consent, and of not less than sixty-six and two- third percent, in principal amount of the Bonds then outstanding and entitled to consent of each series affected thereby in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, the rights and obligations of the Company and of the holders of Bonds and coupons appurtenant to coupon Bonds, if any, and the terms and provisions of the Indenture and of any instrument supplemental thereto may be modified from time to time, provided that no such modification or alteration shall be made which would postpone the date fixed herein or in the Indenture for the payment of the principal of, or any installment of interest on, the Bonds, or reduce the principal of, or the rate of interest payable on, the Bonds, or reduce the percentage of the principal amount of Bonds the consent of which is required for the authorization of any such modification or alteration, without the consent of all of the holders affected thereby.  The rights, duties or immunities of the Trustee shall not be modified without the written consent of the Trustee.

As provided in the Indenture, said Bonds are issuable in series which may vary as in the Indenture provided or permitted. This Bond is one of a series of Bonds authorized by the Second Supplemental Indenture and entitled “First Mortgage Bonds, 6.125% Series AF Due 2039” (the “Series AF Bonds”).

Pursuant to the provisions of Section 8.05 of the Indenture, the Company may request the Trustee to apply moneys deposited with the Trustee (“Trust Moneys”) for various reasons toward the redemption of those Bonds, including payment of premium and accrued interest, selected by the Company.  In the Second Supplemental Indenture, the Company has covenanted that the Bonds may only be called for redemption by the Company, as a whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of Series AF Bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted, at the then current Treasury Rate (as defined in the Supplemental Indenture) plus 25 basis points, to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) plus in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Notice of each redemption shall be mailed to all registered owners not less than thirty nor more than fifty days before the redemption date.

Pursuant to the provisions of Section 8.08 of the Indenture, the Series AF Bonds are further subject to redemption, in whole or in part, by the Trustee applying certain Trust Moneys which have been held by the Trustee for a period of over two years. Any such redemption is made pro rata among the series of Bonds then outstanding in the ratio of principal amount.  Redemption is at 100 percent of principal, plus any premium due at the time of redemption and accrued interest to the redemption date.

If this Bond or any portion thereof ($1,000 or a multiple) shall be duly called for redemption as provided in the Indenture, this Bond or such portion thereof shall (unless the Company shall default in the payment of the redemption price) cease to bear interest from and after the date fixed for redemption.

Upon any partial redemption of this Bond, this Bond may, at the option of the registered holder hereof, be either (a) surrendered to the Trustee in exchange for one or more new Series AF Bonds for the principal amount of the unredeemed portion of this Bond or (b) submitted to the Trustee for notation hereon by the Trustee of the payment of the portion of the principal hereof so called for redemption.

If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in the Indenture.

A certificate in global form representing all or a portion of the Bonds may not be transferred except as a whole by the Depositary for such series to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such Bonds or a nominee of such successor Depositary.

The Series AF Bonds are issuable as fully registered Bonds without coupons of the denominations of $100,000 and any multiple of $1,000 which may be executed by the Company and delivered to the Trustee for authentication and delivery.  The Series AF Bonds, upon surrender thereof to the Trustee at its principal corporate trust office in the Borough of Manhattan, The City of New York, are exchangeable for other Bonds of the same series in such authorized denomination or denominations in the same aggregate principal amount, as may be requested by the holders surrendering the same.

The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, for the purpose of receiving payment of or on account of the principal hereof and interest due hereon, and neither the Company nor the Trustee shall be affected by any notice to the contrary. Interest payable herein shall be paid to the person in whose name the Bond is registered at the close of business on the April 15 or October 15 (whether or not on a business day) next preceding the interest payment date, except for defaulted interest and unmatured accrued interest on the Series AF Bonds called for redemption on a date other than an interest payment date.

No recourse shall be had for the payment of the principal of or the interest on this Bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture or of any indenture supplemental thereto, against any incorporator, stockholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever; all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, as more fully provided in the Indenture; provided, however, that nothing herein or in the Indenture contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or any stockholder or subscriber to capital stock upon or in respect of shares of capital stock not fully paid up.

IN WITNESS WHEREOF, the Company has caused this Bond to be signed in its name by its President or one of its Vice Presidents, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.

Dated:

BLACK HILLS POWER, INC.

By:
Name:
Title:

ATTEST:

Secretary

(TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

This is one of the Bonds, of the series designated therein, described in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

SECTION 2.03.              Optional Redemption.

(a)       Notwithstanding the provisions of Section 8.05 of the Indenture, the Series AF Bonds, upon the mailing of notice and in the manner provided in Section 10.03 of the Indenture, shall be redeemable at the option of the Company, as a whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of Series AF Bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted, at the then current Treasury Rate plus 25 basis points, to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) plus in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

(b)       Notwithstanding the provisions of Section 10.03 of the Indenture, in case of the redemption at any time of less than all the outstanding Series AF Bonds, the particular Bonds or parts thereof to be redeemed shall be selected by the Trustee from the outstanding Series AF Bonds not previously called for redemption as nearly as practicable pro rata among the registered holders of the Series AF Bonds according to the respective principal amounts of such Bonds, provided that the portions of the principal of Series AF Bonds at any time so selected for redemption in part shall be equal to $1,000 or a multiple thereof.  In connection with any such pro rata selection, the Trustee may make such adjustments upwards or downwards by no more than $1,000 such that the Series AF Bonds shall be redeemed in authorized denominations, provided, further, that notwithstanding the foregoing provisions for pro rata selection of Series AF Bonds for redemption, beneficial interests in the Series AF Bonds evidenced by a Global Bond (as defined in Section 2.05(a)) may be selected for redemption by the Depositary in accordance with its procedures therefor, which may provide for the use of an impartial lottery.

(c)       Notwithstanding that Section 8.05 of the Indenture authorizes the Company to request the Trustee to apply Trust Moneys toward the redemption of Bonds to be selected by the Company, the Company does hereby covenant that the Company will not request the Trustee to apply any Trust Moneys to the redemption of the Series AF Bonds except pursuant to Section 2.03(a) of this Supplemental Indenture.

(d)       Notwithstanding anything to the contrary contained in Section 10.03 of the Indenture, the notice of the foregoing redemption need not set forth the redemption price but only the manner of calculation thereof. The Company shall give the Trustee written notice of such redemption price promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.

SECTION 2.04.              No Sinking Fund.  The Series AF Bonds are not entitled to the benefit of any sinking fund.

SECTION 2.05.              Bonds to be Issued in Global Form.

(a)       The Series AF Bonds will be initially represented by one or more Bonds in global form (the “Global Bonds”).  The Company hereby designates The Depository Trust Company as the initial Depositary for the Global Bonds.  The Global Bonds will be deposited with the Trustee, as custodian for the Depositary.  Unless and until it is exchanged in whole or in part for Bonds in certificated form, the Global Bonds may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary for the Bonds or a nominee of such successor Depositary.  The Depositary may surrender the Global Bonds in exchange in whole or in part for Bonds in certificated form on such terms as are acceptable to the Company and the Depositary.

(b)       If at any time the Depositary for the Global Bonds notifies the Company that it is unwilling or unable to continue as Depositary for such Global Bonds or if at any time the Depositary for the Series AF Bonds shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such Global Bonds.  If a successor Depositary for such Global Bonds is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Series AF Bonds shall no longer be represented by Global Bonds and, subject to Section 2.07 of the Indenture, the Company will execute, and the Trustee, upon receipt of a Written Order of the Company for the authentication and delivery of individual Bonds in exchange for such Global Bonds, will authenticate and deliver individual Bonds of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Bonds in exchange for such Global Bonds.

(c)       Subject to the procedures of the Depositary, the Company may at any time and in its sole discretion determine that the Series AF Bonds issued or issuable in the form of one or more Global Bonds shall no longer be represented by such Global Bond or Bonds.  In such event, subject to Section 2.07 of the Indenture and to such procedures, the Company will execute, and the Trustee, upon receipt of a Written Order of the Company for the authentication and delivery of individual Bonds in exchange in whole or in part for such Global Bonds, will authenticate and deliver individual Bonds of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Bonds in exchange for such Global Bonds.

(d)       In any exchange provided for in Section 2.05(b) or (c), the Company will execute and the Trustee will authenticate and deliver individual Bonds in definitive registered form in authorized denominations. Upon the exchange of Global Bonds for individual Bonds, such Global Bonds shall be canceled by the Trustee.  Series AF Bonds issued in exchange for Global Bonds pursuant to this Section 2.05 shall be registered in such names and in such authorized denominations as the Depositary for such Global Bonds, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.  The Trustee shall deliver such Bonds to the Persons in whose names such Bonds are so registered.

(e)       Neither the Company, the Trustee nor any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01.              Outstanding Bonds.  The aggregate principal amount of Bonds which, immediately after the authentication and delivery of the Series AF Bonds to be issued under this Supplemental Indenture, will be outstanding under the provisions of, and secured by, the Indenture, as amended by this Supplemental Indenture, will be $307,500,000, consisting of $127,500,000 aggregate principal amount of the Bonds of Series Y, Z, AC and AE hereinbefore set forth in the second recital of this Supplemental Indenture and $180,000,000 aggregate principal amount of Series AF Bonds hereby created.

SECTION 3.02.              Receipt of Supplemental Indenture.  The Company, by the execution hereof, acknowledges that a true copy of this Supplemental Indenture has been delivered to and received by it.

SECTION 3.03.              Ratification of Indenture.  Except as amended by this Supplemental Indenture, all the provisions, terms and conditions of the Indenture shall continue in full force and effect.  The Company does hereby ratify and confirm its mortgage and pledge to the Trustee of that property, real, personal and mixed described in the Indenture as being subject to the Lien of the Indenture.

SECTION 3.04.              Sufficiency of Supplemental Indenture.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.05.              Counterparts.  This Supplemental Indenture may be executed in several counterparts, all or any of which may be treated for all purposes as one original and shall constitute and be one and the same instrument.

SECTION 3.06.              Governing Law. This Supplemental Indenture and each Series AF Bond shall be governed by and construed in accordance with the laws of the State of South Dakota without regard to the choice of law principles thereof.  Notwithstanding the foregoing, the immunities and standard of care of the Trustee, Registrar and paying agent in connection with the administration of trusts and duties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, BLACK HILLS POWER, INC. has caused this Supplemental Indenture to be executed on its behalf by its Chairman of the Board or its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant Secretary, and THE BANK OF NEW YORK MELLON, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereto affixed and to be attested by one of its Vice Presidents, all as of the day and year first above written.

BLACK HILLS POWER, INC.

	By:	/s/ David R. Emery
Name: David R. Emery
Title: Chairman & CEO

ATTEST:

/s/ Roxann R. Basham
Secretary

Signed, sealed and delivered by
BLACK HILLS POWER, INC.
in the presence of:

/s/ LeeAnn Steckler

/s/ Leslie Hartwell

THE BANK OF NEW YORK MELLON, as Trustee

	By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

ATTEST:

/s/ Christopher Greene, Vice President

Signed, sealed and delivered by
THE BANK OF NEW YORK MELLON, as Trustee
in the presence of:

/s/ Illegible

/s/ Illegible

STATE OF SOUTH DAKOTA	)
) ss.:
COUNTY OF PENNINGTON	)

On this 27th day of October, 2009, before me, LeeAnn Steckler, the undersigned officer, personally appeared David R. Emery, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is Chairman and Chief Executive Officer of BLACK HILLS POWER, INC., a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by him, as such Chairman and Chief Executive Officer and sealed on behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said David R. Emery acknowledged the same as the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[Notarial Seal]

/s/ LeeAnn Steckler
Notary Public
My Commission expires 06-23-2011

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 27th day of October, 2009, before me, Carlos Luciano, the undersigned officer, personally appeared Laurence J. O’Brien, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is Vice President of THE BANK OF NEW YORK MELLON, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by him, as such Vice President, and sealed on behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said Laurence J. O’Brien acknowledged the same as the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[Notarial Seal]

/s/ Carlos Luciano
Notary Public
Commission expires April 30, 2010

ANNEX A TO SECOND

SUPPLEMENTAL INDENTURE

LEGAL DESCRIPTIONS OF REAL PROPERTY

LANDS IN PENNINGTON COUNTY, SOUTH DAKOTA

1.             That portion of the Northwest Quarter of the Southwest Quarter (NW1/4SW 1/4) of Section 24 in Township 1 North of Range 7 East of the Black Hills Meridian, in the City of Rapid City, Pennington County, South Dakota, lying south of Lot H1, as shown on the plat filed in Highway Plat Book 6, Page 11; and

2.             The Southwest Quarter of the Southwest Quarter (SW1/4SW1/4) of Section 24 in Township 1 North of Range 7 East of the Black Hills Meridian, in the City of Rapid City, Pennington County, South Dakota; EXCEPTING therefrom Highway 16 Bypass; ALSO EXCEPTING therefrom Lot H1, as shown on the plat filed in Highway Plat Book 6, Page 22; AND EXCEPTING therefrom Lot H2, as shown on the plat filed in Highway Plat Book 11, Page 129.

LANDS IN MEADE COUNTY, SOUTH DAKOTA

1.             B.H.P. & L. Utility Lot, formerly a portion of Lot 4 of the NE1/4SE1/4 of Section 36 in Township 5 North of Range 5 East of the Black Hills Meridian, Meade County, South Dakota, as shown on the plat filed in Plat Book 20, Page 243.

2.             Piedmont Valley Substation Lot, a portion of Lot 8, Blk 1, Cooper’s Subdivision, located in the (NW1/4NE1/4) of section 15 in Township 3 North of Range 6 East of the Black Hills Meridian, Meade County, South Dakota, as shown on the plat filed in Plat Book 20, Page 53.

3.             Lot B of Lot 3 Lot MK-4 Brink Addition to the City of Sturgis, located in the SW1/4SE1/4 of Section 5 in Township 5 North of Range 5 East of the Black Hills Meridian, Meade County, South Dakota, as shown by the plat filed in Plat Book 20, Page 175.

LANDS IN BUTTE COUNTY, SOUTH DAKOTA

1.             Tract C, Tract D and Tract E, located in the Southeast Quarter (SE 1/4) of Section 10, Township 8 North, Range 2 East of the Black Hills Meridian, City of Belle Fourche, Butte County, South Dakota, as shown on the plat recorded in Plat Book 5, page 18;

EXCEPTING therefrom that part of Tract C and Tract D deeded to Floyd Cooper in instrument recorded December 22, 1949, in Book 137, Page 137; AND EXCEPTING therefrom that part of Tract C deeded to Alber W. Turbiville and Alice L. Turbiville in instrument recorded October 24, 1961, in Book 156, Page 585.

LANDS IN FALL RIVER COUNTY, SOUTH DAKOTA

1.             Tract Minnekahta Substation, together with a private access easement, located in the Northeast Quarter (NE1/4) of Section 18 Township 7 South Range 4 East of the Black Hills Meridian, Fall River County, South Dakota, as shown on the plat recorded in Book 22 of Plats, Page 83.

LANDS IN WESTON COUNTY, WYOMING

1.             A Tract of land which lays in the SWNE of Section 29, Township 45 North, Range 61 West in Weston County, Wyoming, Tax Parcel ID 2856, more particularly described as follows: commencing at the NW corner of Block 11, original City of Newcastle; thence South 60º 53’ 15” West for a distance of 680 ft to the railroad property boundary, thence North 29º 06’ 45” West for a distance of 20 ft, thence North 00º 07’ 25” West for 92.11 ft to the North side of West Main Street, thence North 60º 53’ 15” East for 227.03 ft to the Southeast corner of the B.H.P. & L. Co. tract; thence North 29º 06’ 45” West for 50.00 ft to the true point of beginning; thence North 60º 53’ 15” East for 39.50 ft to a point; thence North 29º 06’ 45” West for 49.00 ft to an aluminum capped rebar; thence North 60º 53’ 15” East for a distance of 61.50 ft to an aluminum capped rebar; thence North 29º 06’ 45” West for 160.00 ft to an aluminum capped rebar; thence South 60º 53’ 15” West for 101.00 ft to an aluminum capped rebar; thence South 32º 31’ 59” West for 58.98 ft to an aluminum capped rebar on East boundary of West Railroad Avenue; thence South 00º 07’ 25” East along said East boundary of West Railroad Avenue for 110.00 ft to an aluminum capped rebar on North boundary of B.H.P.& L. tract; thence North 60º 53’ 15” East for 105.63 ft to an aluminum capped rebar, at the most Northerly corner of B.H.P.& L. tract; thence South 29º 06’ 45” East for a distance of 85.00 ft to an “x” in concrete drain & the point of beginning. Said tract contains 0.606 acres, more or less.

RIGHT OF WAY EASEMENTS OVER

LANDS IN CAMPBELL COUNTY, WYOMING

[See attachment.]

RIGHT OF WAY EASEMENTS OVER

LANDS IN CONVERSE COUNTY, WYOMING

[See attachment.]